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                                                                    Exhibit 99.8

                                                   EFFECTIVE DATE: MAY    , 2002
                                                                       ---
                                                       1998 STOCK INCENTIVE PLAN

                              LEGATO SYSTEMS, INC.
                        STOCK OPTION ASSUMPTION AGREEMENT

Dear [OTG Optionee]:

As you know, on [_________] (the "Closing Date") Legato Systems, Inc. ("Legato") acquired OTG Software, Inc. ("OTG") (the "Acquisition"). In the Acquisition, each share of OTG common stock was exchanged for 0.6876 of a share of Legato common stock plus a cash payment of $2.50 (the "Exchange Ratio"). On the Closing Date you held one or more outstanding options to purchase shares of OTG common stock granted to you under the OTG 1998 Stock Incentive Plan (the "Plan") and documented with a stock option agreement(s) and any amendment(s) thereto (collectively, the "Option Agreement") issued to you under the Plan (the "OTG Options"). In accordance with the Acquisition, on the Closing Date Legato assumed all obligations of OTG under the OTG Options. This Agreement evidences the assumption of the OTG Options, including the necessary adjustments to the OTG Options required by the Acquisition.

Your OTG Options immediately before and after the Acquisition are as follows:

--------------------------------------------------------------------------------
  OTG STOCK OPTIONS                     LEGATO ASSUMED OPTIONS
--------------------------------------------------------------------------------
 # Shares      OTG     # of Shares                  Legato          Legato
  of OTG    Exercise    of Legato                  Exercise     Exercise Price
  Common      Price      Common        Aggregate     Price     Per Share Net of
  Stock     Per Share     Stock      Cash Payment  Per Share     Cash Payment
--------------------------------------------------------------------------------
            $                       $              $           $
--------------------------------------------------------------------------------

The post-Acquisition adjustments are based on the Exchange Ratio and are intended to: (i) assure that the total spread of each assumed OTG Option (i.e., the difference between the aggregate fair market value and the aggregate exercise price) does not exceed the total spread that existed immediately prior to the Acquisition and (ii) to preserve, on a per share basis, the ratio of exercise price to fair market value that existed immediately prior to the Acquisition.

To the extent your OTG Option was an incentive stock option designed to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended prior to the assumption, your OTG Option will no longer qualify as such and for tax purposes will be treated as a nonstatutory stock option.

Unless the context otherwise requires, any references in the Plan and the Option Agreement (i) to the "Company" or the "Corporation" means Legato, (ii) to "Stock," "Common Stock" or "Shares" means shares of Legato Stock, (iii) to the "Board of Directors" or the "Board" means the Board of Directors of Legato and
(iv) to the "Committee" means the Compensation Committee of the Legato Board of Directors. All references in the Option Agreement and the Plan relating to your status as an employee of OTG will now refer to your status as an employee of Legato or any present or future Legato subsidiary..

In connection with the Acquisition, all of the shares subject to your OTG Option became fully vested and exercisable on the Close Date. All other provisions which govern either the exercise or the termination of the assumed OTG Option remain the same as set forth in your

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                                                   EFFECTIVE DATE: MAY    , 2002
                                                                       ---
                                                       1998 STOCK INCENTIVE PLAN

Option Agreement, and the provisions of the Option Agreement (except as expressly modified by this Agreement and the Acquisition) will govern and control your rights under this Agreement to purchase shares of Legato Stock. Upon your termination of employment with Legato you will have the limited time period specified in your Option Agreement to exercise your assumed OTG Option to the extent vested and outstanding at the time, after which time your OTG Options will expire and NOT be exercisable for Legato Stock.

To exercise your assumed OTG Option, you must deliver to Legato (i) a written notice of exercise for the number of shares of Legato Stock you want to purchase, (ii) the adjusted exercise price for each share of Legato Stock you wish to exercise, net of the cash payment per share of Legato Stock, and (iii) all applicable taxes. The exercise notice and payment should be delivered to Legato at the following address:

                         Legato Systems, Inc.
                         2350 West El Camino Real
                         Mountain View, CA 94040
                         Attention: Stock Administration

Nothing in this Agreement or your Option Agreement interferes in any way with your rights and Legato's rights, which rights are expressly reserved, to terminate your employment at any time for any reason. Any future options, if any, you may receive from Legato will be governed by the terms of the Legato stock option Plan, and such terms may be different from the terms of your assumed OTG Options, including, but not limited to, the time period in which you have to exercise vested options after your termination of employment.

Please sign and date this Agreement and return it promptly to the address listed above. If you have any questions regarding this Agreement or your assumed OTG
Options, please contact               at              .
                        -------------    -------------

                                                  LEGATO SYSTEMS, INC.


                                                  By:
                                                      --------------------------

                                                  Title:

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                                                   EFFECTIVE DATE: MAY    , 2002
                                                                       ---
                                                       1998 STOCK INCENTIVE PLAN

                                 ACKNOWLEDGMENT

          The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her OTG Options hereby assumed by Legato are as set forth in the Option Agreement, the Plan, and such Stock Option Assumption Agreement.


DATED:                   , 2002
       ------------------             ------------------------------------------
                                                  ((Employee)), OPTIONEE